UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 13, 2005

Commission File No. 001-13783

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	76-0542208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Loop South

Suite 500

Houston, Texas 77027

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement with H. R. Allen, Inc.

On December 13, 2005 Integrated Electrical Services, Inc. (the “Company”), H. R. Allen, Inc., Allen Services, Inc., and Herbert R. Allen, Jr., as guarantor, entered into an Asset Purchase Agreement (the “Agreement”), providing for the sale of substantially all of the assets of H. R. Allen, Inc. (the “Seller”) to Allen Services, Inc. (the “Buyer”) for a purchase price of approximately $7,100,000, subject to adjustment, including accounts receivable of approximately $1.3 million retained by the Seller, the collection of which are guaranteed by the Buyer. The closing of the transactions contemplated by the Agreement was consummated on December 14, 2005. Herbert R. Allen Jr. was formerly the President of the Buyer. The Buyer is owned by Herbert R. Allen Jr. and Miriam Allen. Herbert R. Allen Jr. is also the son of Herbert R. Allen, the former Chief Executive Officer and member of the Board of Directors of the Company. Miriam Allen is the wife of Herbert R. Allen and the mother of Herbert R. Allen, Jr.

In determining the sales price for the disposed-of assets and liabilities, the Company evaluated past performance, expected future performance, management issues, bonding requirements, market forecasts and the carrying value of such assets and liabilities and received a fairness opinion from an independent consulting and investment banking firm in support of this determination.

The description of the Agreement provided in this item 1.01 is qualified in its entirety by reference to the Agreement itself, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 7.01 Regulation FD Disclosure

On December 14, 2005, the Company issued a press release announcing the closing of the aforementioned asset sale transaction discussed in Item 1.01 of this Current Report on Form 8-K. This press release was furnished as Exhibit 99.1 to a Form 8-K filed by the Company on December 15, 2005 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits.

Exhibit Number	Description of Exhibit

10.1	Asset Purchase Agreement with H. R. Allen, Inc. dated December 13, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ David A. Miller
David A. Miller Senior Vice President and Chief Financial Officer

Dated: December 19, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Asset Purchase Agreement with H. R. Allen, Inc. dated December 13, 2005